Exhibit 99.1

Watsco Reports Record Second Quarter

Sales, Earnings and Earnings Per Share

COCONUT GROVE, FLORIDA, July 21, 2005 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the second quarter and six months ended June 30, 2005. The 2005 results for the quarter and for the six-months include the results of East Coast Metal Distributors, a Sunbelt-based HVAC distributor with 27 locations acquired in January 2005.

Earnings per share for the second quarter increased 12% per diluted share to a record 81 cents on net income of $22.4 million, compared to 72 cents per diluted share on net income of $19.4 million in 2004. Revenues grew $70 million, or 19%, to $443 million with HVAC revenues growing 3% on a same-store basis. Operating income advanced $4.9 million, or 15%, to a record $37.1 million with operating margins of 8.4%. On a same-store basis, operating margins were 8.7%, consistent with a year ago.

For the first six months of 2005, earnings per share increased 18% per diluted share to a record $1.14 on net income of $31.6 million, compared to 97 cents per diluted share on net income of $26.0 million in 2004. Revenues grew $138 million, or 21%, to $789 million with HVAC revenue growth of 5% on a same-store basis. Operating income increased $8.9 million, or 20%, to a record $52.9 million with operating margins of 6.7%. On a same-store basis, operating margins improved 10 basis-points to 6.9%.

Operating cash flow was $23.5 million during the quarter compared to $12.1 million a year ago. For the six month period, the Company used cash of $6.5 million to fund its working capital needs compared to $13.3 million in 2004. Cash flow is expected to grow substantially by the end of 2005 as the second half of the year is typically a strong seasonal period of cash flow. Outstanding debt at June 30, 2005 declined 17% to $50.1 million and the Company’s debt-to-total capitalization ratio improved to 10% from 13% last year.

“Our performance in the second quarter is even more satisfying as we reached record levels in sales, earnings and earnings per share in an industry-wide soft market,” commented Albert H. Nahmad, Watsco’s President and Chief Executive Officer. “2005 is off to a terrific start and we are optimistic that we will continue to operate at record levels this year. Longer term, we are also enthusiastically executing our strategy of building a national network that provides the finest service and product availability to HVAC contractors.”

Watsco will be holding its investor conference call today, July 21, 2005 at 11:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC industry, currently operating 344 locations serving over 38,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Percentage Change	Six-Months Ended June 30,		Percentage Change
	2005	2004		2005	2004
Revenues	$443,030	$372,636	19%	$788,982	$651,351	21%
Cost of sales	331,505	276,538		590,032	483,806

Gross profit	111,525	96,098	16%	198,950	167,545	19%

Gross profit margin	25.2%	25.8%		25.2%	25.7%

SG&A expenses	74,410	63,841	17%	146,026	123,499	18%

Operating income	37,115	32,257	15%	52,924	44,046	20%

Operating margin	8.4%	8.7%		6.7%	6.8%

Interest expense, net	978	1,159	(16)%	2,023	2,314	(13)%

Income before income taxes	36,137	31,098	16%	50,901	41,732	22%
Income tax expense	13,731	11,711		19,347	15,716

Net income	$22,406	$19,387	16%	$31,554	$26,016	21%

Basic earnings per share	$0.86	$0.76	13%	$1.21	$1.02	19%
Diluted earnings per share	$0.81	$0.72	12%	$1.14	$0.97	18%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	26,044	25,455		25,989	25,384
Diluted earnings per share	27,771	26,920		27,663	26,821

(Note: Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the prior twelve months.)

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$5,615	$85,144
Accounts receivable, net	208,776	145,213
Inventories	254,482	218,704
Other	9,711	8,638

Total current assets	478,584	457,699
Property and equipment, net	16,280	15,093
Other	168,206	135,497

Total assets	$663,070	$608,289

Accounts payable and accrued liabilities	$164,698	$137,103
Current portion of long-term obligations	10,081	10,056

Total current liabilities	174,779	147,159

Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	10,000	20,000
Other long-term obligations	10,424	8,392

Total liabilities	225,203	205,551

Shareholders’ equity	437,867	402,738

Total liabilities and shareholders’ equity	$663,070	$608,289

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